Exhibit 3.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
NEWFIELD EXPLORATION CORPORATION

This First Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Newfield Exploration Company, a Delaware corporation, hereby amends the Bylaws in the following respects, in accordance with Article X of the Bylaws:

1.                                      Section 2.13 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

Section 2.13                             Nominations and Stockholder Business.  Only those persons who are nominated in accordance with the procedures set forth in these bylaws are eligible for election as directors at any meeting of stockholders. Only business that has been properly brought before a meeting of stockholders in accordance with the procedures set forth in these bylaws shall be conducted at the meeting.

(a)                                 Annual Meetings.

(i)                                     Nominations of persons for election to the Board and the proposal of business to be considered by stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting in accordance with Section 2.06 of these bylaws, (B) by or at the direction of the Board or (C) by a stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this section, who is entitled to vote at the meeting and who complied with the notice procedures set forth in these bylaws.

(ii)                                  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.13(a)(i) hereof, (A) the stockholder must have given timely written notice thereof, in proper form as provided by Section 2.13(c) hereof, to the Secretary, and (B) such other business must otherwise be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, to be timely, notice by the stockholder must be delivered by the later of (i) 90 days prior to such annual meeting and (ii) 10 days after the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment or postponement of an annual meeting (or the announcement thereof) commence a new time period (or extend any time period) for a stockholder to give the notice described above.

(b)                                 Special Meetings.

(i)                                     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.06 of these bylaws. Nominations of persons for election to the Board and the proposal of business to be considered by stockholders at a special meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.13, who is entitled to vote at the meeting and who complied with the notice procedures set forth in these bylaws.

(ii)                                  Without qualification, for nominations or other business to be properly brought before a special meeting by a stockholder pursuant to clause (C) of Section 2.13(b)(i) hereof, (A) the stockholder must have given timely written notice thereof, in proper form as provided by Section 2.13(c) hereof, to the Secretary, and (B) such other business must otherwise be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation by the later of (i) 90 days prior to such special meeting and (ii) 10 days following the date on which public announcement of the date of the special meeting is first made. In no event shall the adjournment or postponement of a special meeting (or the announcement thereof) commence a new time period (or extend any time period) for a stockholder to give the notice described above.

(c)                                  Stockholder Notice. To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.13(a) or Section 2.13(b)) to the Secretary must:

(i)                                     as to each person whom the stockholder (the “Noticing Stockholder”) proposes to nominate for election or re-election as a director, set forth or provide (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person (present and for the past five (5) years), (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such person, (D)  all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act, (E)  a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among such Noticing Stockholder and beneficial owner, if any, and their respective Affiliates and associates (within the meaning of Rule 12b-2 under the Exchange Act), or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Noticing Stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (F)  a notarized letter signed by such person stating his or her acceptance of the nomination by that stockholder or beneficial owner, stating his or her intention to serve as a director for the full term if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election, and (G) a completed signed questionnaire, and written representation and agreement, each as required by Section 2.13(d) of these bylaws;

(ii)                                  as to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth or provide (A) a brief description of the business desired to be brought before the meeting, (B) the text of the proposal (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (C) the reasons for conducting such business at the meeting and any material interest in such business of such Noticing Stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (D) a complete and accurate description of all agreements, arrangements and understandings between such Noticing Stockholder and beneficial owner, if any, and any other person or persons (including their names and addresses) in connection with the proposal of such business by such Noticing Stockholder; and

(iii)                               as to the Noticing Stockholder, and any beneficial owner on whose behalf the nomination or proposal is made (collectively with the Noticing Stockholder, the “Holders”), set forth (A) the name and address of the Noticing Stockholder as they appear on the Corporation’s books, (B) the name and address of all other Holders, if any,  (C) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by each of the Holders, (D) the Ownership Information (as defined below) for the Holders, (E) a representation that the Noticing Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether any of the Holders intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (G) the Noticing Stockholder’s representation as to the accuracy of the information set forth in the notice. In addition to the foregoing, the Noticing Stockholder also shall provide the Corporation with any other information reasonably requested by the Corporation.

A stockholder providing notice of any nomination or other business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is 10 business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).

Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation and present his or her proposed business or nomination, such proposed business may not be transacted and the nomination may be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) stating that such person is authorized to act for such stockholder as a proxy at the meeting of stockholders, and such person must produce proof that he or she is a duly authorized officer, manager or partner of such stockholder or such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, as well as valid government-issued photo identification, at the meeting of stockholders.

Notwithstanding the foregoing provisions of this section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.13; provided, however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.13(a) and Section 2.13(b), and compliance with this Section 2.13 shall be the exclusive means for a stockholder to make nominations or submit other business (other than business properly brought under and in compliance with Rule 14a-8 of the Exchange Act or any successor provision). Nothing in this section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

For purposes of this Section 2.13, “public announcement” means a disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 9, 13, 14 or 15(d) of the Exchange Act.

For purposes of this section, “Ownership Information” means: (a) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole in or part from the value of any class or series of shares of the Corporation, whether or not the instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by any of the Holders and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (b) any proxy, contract, arrangement, understanding or relationship pursuant to which any of the Holders has a right to vote or has granted a right to vote any shares of the Corporation, (c) any short interest held by any of the Holders in any shares of the Corporation (a Holder is deemed to hold a short interest in a security if such Holder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (d) any rights to dividends on shares of the Corporation owned beneficially by any of the Holders that are separated or separable from the underlying shares of the Corporation, (e) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any of the Holders is a general partner or, directly or indirectly, beneficially owns any interest in a general partner, is the manager, managing member of directly or indirectly beneficially owns any interest in the manager or managing member of a limited liability company or similar entity, (f) any performance-related fees (other than an asset-based fee) that any of the Holders is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments and (g) any arrangements, rights or other interests described in the preceding clauses of this paragraph held by any member of the immediate family of any of the Holders that shares the same household with such Holder.

(d)                                 Questionnaire; Voting Commitment. To be eligible to be a nominee for election or reelection as a director of the Corporation pursuant to this Section 2.13, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under these bylaws and applicable law) to the Secretary at the principal executive offices of the Corporation (i) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary upon written request) and (ii) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote in such capacity on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation; (C) if elected as director of the Corporation, intends to serve for a full term and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable law and all applicable rules of the U.S. exchanges upon which the common stock of the Corporation is listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines of the Corporation duly adopted by the Board.

(e)                                  Stockholder Nominations Included in the Corporation’s Proxy Materials.

(i)                                     Subject to the terms and conditions of these bylaws and the Charter, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy (in addition to the persons nominated for election by the Board or any committee thereof) the name of a nominee for election to the Board submitted pursuant to this Section 2.13(e) (a “Stockholder Nominee”), and will include in its proxy statement information relating to the Stockholder Nominee (the “Required Information,” as defined below), if (A) the Stockholder Nominee satisfies the eligibility requirements in this Section 2.13(e), (B) the Stockholder Nominee is identified in a notice (the “Stockholder Notice”) that is timely and proper and delivered in accordance with this Section 2.13(e) by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below), (C) the Eligible Stockholder expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation’s proxy materials, and (D) the additional requirements of these bylaws are met.

For purposes of this Section 2.13(e) any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Corporation, any Eligible Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements).

(ii)                                  To qualify as an “Eligible Stockholder,” a stockholder or beneficial owner must (A) (1) have been a record holder of the shares of stock of the Corporation used to satisfy the eligibility requirements in this Section 2.13(e) continuously for the three year period specified in Section 2.13(e)(ii)(B)(1) below or (2) provide to the Secretary of the Corporation, within the time period referred to in this Section 2.13(e), evidence of continuous ownership by that person of such shares for such three year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule), and (B) (1) Own and have Owned, continuously for at least three years as of the date of the Stockholder Notice, a number of shares that represents at least 3% of the outstanding shares of the Voting Stock as of the date of the Stockholder Notice (the “Required Shares”), and (2) thereafter continue to own the Required Shares through the date of the next annual meeting of stockholders. For purposes of this Section 2.13(e), “Voting Stock” shall mean the capital stock of the Corporation generally entitled to vote in the election of directors. For purposes of satisfying the ownership requirements of this Section 2.13(e)(ii), a group of no more than 20 stockholders and/or beneficial owners may aggregate the shares of Voting Stock that each stockholder and/or beneficial owner has Owned continuously for at least three years as of the date of the Stockholder Notice. No stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 2.13(e), and if any person appears as a member of more than one group, it shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Stockholder Notice. A group of funds that are (i) under common management and investment control, or (ii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner. Any group of funds whose shares are so aggregated shall, within five business days after the date of the Stockholder Notice, submit to the Secretary of the Corporation at the Corporation’s principal executive office documentation that demonstrates that the funds satisfy the foregoing sentence, as determined by the Board, and such documentation shall be deemed part of the Stockholder Notice for purposes of this Section 2.13(e)(ii). Whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13(e) must be satisfied by each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 2.13(e)(ii) and except as otherwise provided in this Section 2.13(e). Should any stockholder or beneficial owner cease to satisfy the eligibility requirements in this Section 2.13(e), as determined by the Board, or withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

For the avoidance of doubt, in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, all references to an “Eligible Stockholder” contained in this Section 2.13(e) include each member of such group.

(iii)                               For purposes of this Section 2.13(e):

(A)                               A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of Voting Stock as to which such person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate.

(B)                               A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as such stockholder or beneficial owner retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.

(C)                               A stockholder’s or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which such stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by such stockholder or beneficial owner.

(D)                               A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person (1) both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares within five business days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting, and (2) holds the recalled shares through the annual meeting.

(E)                                The terms “Owned,” “Owning,” “Ownership” and other variations of the word “own” shall have correlative meanings in this Section 2.13(e). Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(iv)                              For purposes of this Section 2.13(e), the “Required Information” that the Corporation will include in its proxy statement is:

(A)                               the information concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the rules of the SEC or other applicable law,

(B)                               any written statement included by the Eligible Stockholder (or, in the case of a group, a written statement of the group) in the Stockholder Notice for inclusion in the proxy statement, not to exceed 500 words, in support of each Stockholder Nominee’s election to the Board (subject, without limitation, to Section 2.13(e)(xi)), if such statement fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder (the “Statement”), and

(C)                               any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.13(e).

Notwithstanding anything to the contrary contained in this Section 2.13(e), the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.13(e) shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(v)                                 Within the time period specified herein, the Stockholder Notice shall be delivered to the Secretary of the Corporation at the Corporation’s principal executive office and shall set forth all information, representations and agreements required in a stockholder’s notice of nomination  under  paragraphs (c)(i) and (c)(iii) of this Section 2.13 above (and for such purposes, references therein to “Noticing Stockholder”, “Holders” and to the “beneficial owner,” if any, on whose behalf the nomination is made shall be deemed to refer to “Eligible Stockholder”), and  the Eligible Stockholder shall be required to update and supplement such information as required by the paragraph  immediately following paragraph (c)(iii) of this Section 2.13. In addition such Stockholder Notice must include the following information, agreements, representations and warranties:

(A)                               a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee completed and filed with the SEC by the Eligible Stockholder as applicable, in accordance with SEC rules, or, if Schedule 14N (or any successor form) is not then required by the SEC, a written statement to the Corporation containing the information required by Schedule 14N;

(B)                               (1) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three year holding period) setting forth and certifying that, as of a date within seven days prior to the date of the Stockholder Notice, the Eligible Stockholder Owns and has continuously Owned for the preceding three years, the Required Shares, (2) the Eligible Stockholder’s agreement to continue to Own such shares through the annual meeting of stockholders, and to immediately notify the Corporation if the Eligible Stockholder ceases to own the Required Shares prior to the annual meeting of stockholders,  (3) the Eligible Stockholder’s agreement to provide, (x) within five business days after the record date for the annual meeting of stockholders, written statements from the record holder and any intermediaries setting forth and certifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date for the annual meeting of stockholders and (y) within two business days after the date of the annual meeting, written statements from the record holder and any intermediary setting forth and certifying the Eligible Stockholder’s continuous ownership of the Required Shares through the date of the annual meeting of stockholders, and (4) a statement as to whether the Eligible Stockholder  intends to maintain Ownership of the Required Shares for at least one year following the annual meeting of stockholders  (which statement shall also be included in the Schedule 14N filed with the SEC);

(C)                               a representation and warranty that the Eligible Stockholder (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.13(e), (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(1)(2)(iv)) (or any successor rules), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board, and (4) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

(D)                               an executed agreement, in a form deemed satisfactory to the Board, pursuant to which the Eligible Stockholder (including each group member, in the case of a nomination by a group of stockholders that together is an Eligible Stockholder) agrees: (1) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Eligible Stockholder or the Stockholder Nominee nominated by such Eligible Stockholder with the stockholders of the Corporation or any other person in connection with the nomination or election of directors, or out of the information that the Eligible Stockholder provided to the Corporation, including, without limitation, the Stockholder Notice, (2) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13(e), including, without limitation, any such liability, loss, damages, expenses or other costs arising out of or relating to a failure or alleged failure of the Eligible Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, obligations, agreements or representations under this Section 2.13(e),  (3) to comply with all laws, rules, regulations and listing standards applicable to any nomination or solicitation in connection with the annual meeting, (4) to file all materials described below in Section 2.13(e)(vii) with the SEC, regardless of whether any such filing is required under any applicable rule or regulation, or whether any exemption from filing is available for such materials under  any applicable rule or regulation, (5) to promptly provide to the Corporation prior to the day of the annual meeting such additional information as reasonably requested by the Corporation, (6) in the event that any information included in the Stockholder Notice, or any other communication by the Eligible Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election, ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the

Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (7) in the event that the Eligible Stockholder  (including any group member) has failed to continue to satisfy the eligibility requirements described in this Section 2.13(e), including ownership of the Required Shares, to promptly (and in any event within 48 hours of discovering such failure) notify the Corporation of such failure;

(E)                                in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;

(F)                                 a representation and warranty by the Eligible Stockholder that the Stockholder Nominee (1) is independent under applicable listing standards, applicable rules of the SEC, and all publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (2) qualifies as (x) independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to the Corporation, and (y) as a “non-employee director” under Exchange Act Rule 16b-3 and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (3) is not and has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (4) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), has not been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), is not a named subject of a pending civil fraud investigation and has not been convicted of fraud in a civil proceeding, in each case, within the past ten years, or (5) is not subject to any order of the type specified in Rule 506(d) of Regulation D (or any successor rule)  promulgated under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, as amended, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee; and

(G)                               a description and the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Stockholder Notice;

(vi)                              To be timely under this Section 2.13(e), the Stockholder Notice must be delivered by a stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall an adjournment, recess or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(vii)                           An Eligible Stockholder must file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under any applicable rule or regulation.

(viii)                        Within the time period and in the manner prescribed in Section 2.13(e)(vi) for delivery of the Stockholder Notice, an executed agreement, in a form deemed satisfactory by the Board, of each Stockholder Nominee shall be delivered to the Secretary of the Corporation, which shall be deemed part of the Stockholder Notice for purposes of this Section 2.13(e) and signed by each Stockholder Nominee and representing and agreeing that such Stockholder Nominee:

(A)                               consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected;

(B)                               is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with candidacy or service or action as a director that has not been disclosed to the Corporation;

(C)                               will promptly (and in any event within five business days after request by the Corporation) provide to the Corporation such other information, including completion of the Corporation’s director nominee questionnaire, as it may reasonably request;

(D)                               has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, the Corporation’s Code of Business Conduct and Ethics  and any other policies and guidelines of the Corporation applicable to directors; and

(E)                                is not and will not become a party to any Voting Commitment (1) that has not been disclosed to the Corporation prior to or concurrently with the Eligible Stockholder’s submission of the Stockholder Notice, or (2) that could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law.

The Stockholder Nominee must promptly provide to the Corporation prior to the date of the annual meeting such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.13(e).

(ix)                              The information and documents required by paragraph (e)(v) and (e)(viii) of this Section 2.13 shall be (A) provided with respect to and executed by each group member of the Eligible Stockholder, in the case of information applicable to group members, and (B) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (or, if Schedule 14N (or any successor form) is not then required by the SEC, as required by Schedule 14N) in the case of an Eligible Stockholder or group member that is an entity. The Stockholder Notice shall be deemed submitted on the date on which all the information and documents referred to in paragraphs (e)(v) and (e)(viii) of this Section 2.13 (other than such information and documents contemplated to be provided after the date the Stockholder Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(x)                                 In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.13(e).

(xi)                              Notwithstanding anything to the contrary contained in this Section 2.13(e), the Corporation may omit from its proxy materials any Stockholder Nominee,  and any information concerning such Stockholder Nominee (including the Statement) and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Eligible Stockholder may not, after the last day on which a Stockholder Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(A)                               the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.13(e)), or any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.13(e)) was not, when provided, true, correct and complete or ceases to be true, correct and complete in all material respects, or the requirements of this Section 2.13(e) have otherwise not been met;

(B)                               the Stockholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (2) does not qualify either (x) as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to the Corporation, or (y) as a “non-employee director” under Exchange Act Rule 16b-3 and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (3) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (4) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), is a named subject of a pending civil fraud investigation or has been convicted of fraud in a civil proceeding, in each case, within the past ten years, or (5) is subject to any order of the type specified in Rule 506(d) of Regulation D (or any successor rule)  promulgated under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, as amended, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(C)                               the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for director in Section 2.13(a), (b) and (c) hereof or pursuant to Rule 14a-9 under the Exchange Act, without such stockholder’s notice expressly electing to have such director candidate included in the Corporation’s proxy statement pursuant to this Section 2.13(e), whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(D)                               the election of the Stockholder Nominee to the Board would cause the Corporation to violate the Charter, these bylaws, any applicable law, rule, regulation or listing standard;

(E)                                the Eligible Stockholder or applicable Stockholder Nominee fails to comply with its obligations pursuant to these bylaws, including but not limited to its obligations under this Section 2.13(e);

(F)                                 the Eligible Stockholder withdraws its nomination;

(G)                               the Stockholder Nominee was nominated for election to the Board pursuant to this Section 2.13(e) at one of the Corporation’s two preceding annual meetings of stockholders and either (1) withdrew from or became ineligible or unavailable for election at such annual meeting or (2) did not receive at least 25% of the total votes cast in favor of his or her election at such annual meeting;

(H)                              the Corporation is notified, or the Board determines, that the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.13(e)(ii); or

(I)                                   the Stockholder Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Stockholder Nominee under this Section 2.13(e).

(xii)                           The maximum number of Stockholder Nominees submitted by all Eligible Stockholders that may be included in the Corporation’s proxy materials for an annual meeting of stockholders pursuant to this Section 2.13(e) shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.13(c) with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20% (such resulting number, the “Permitted Number”); provided that the Permitted Number for a particular meeting shall be reduced by: (A) any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.13(e) but who the Board decides to nominate as a Board nominee or whose name is withdrawn, (B) any Stockholder Nominee who ceases to satisfy, or Stockholder Nominee of an Eligible Stockholder that ceases to satisfy, the eligibility requirements set forth in Section 2.13(e), as determined by the Board and (C) the number of incumbent directors who were previously elected to the Board as Stockholder Nominees, or nominees of a stockholder pursuant to the advance notice requirements set forth in Section 2.13 (a), (b) and (c)  above, at any of the preceding two annual meetings and who are nominated for election at such annual meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13(e) exceeds the Permitted Number, the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible

Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, whether before or after the mailing or other distribution of the definitive proxy statement, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.13(e) thereafter (i) is nominated by the Board, (ii) is not included in the Corporation’s proxy materials or (iii) is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.13(e)), the Corporation:  (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee (in the case of clause (i) or (ii)) or any successor or replacement nominee proposed by the Eligible Stockholder or by any other Eligible Stockholder and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy.

(xiii)                        Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.13(e) for the next two annual meetings.

The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 2.13(e) and to make any and all determinations necessary or advisable to apply this Section 2.13(e) to any persons, facts or circumstances, including the power to determine (A) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (B) whether a Stockholder Notice complies with this Section 2.13(e) and has otherwise met the requirements of this Section 2.13(e), (C) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.13(e), and (D) whether any and all requirements of this Section 2.13(e) have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). Notwithstanding the foregoing provisions of this Section 2.13(e), unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. This Section 2.13(e) shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.

2.                                      Except as specifically amended above, the Bylaws shall remain the same and in full force and effect.